Exhibit 10.1

Execution Version

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of March 20, 2026, and is made by and among BCP Investment Corporation (f/k/a, Portman Ridge Finance Corporation), a Delaware corporation (“Company”), and the several purchasers of the Notes (as defined herein) (each a “Purchaser” and collectively, the “Purchasers”).

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the Company desires to issue, and each Purchaser, severally and not jointly, desires to purchase from the Company, $50.0 million in aggregate principal amount of 7.50% notes due 2029 (the “2029 Notes”), the amount set forth on each Purchaser’s signature page (the “Notes Amount”) upon the terms and conditions as more particularly provided herein.

WHEREAS, Company has engaged Lucid Capital Markets, LLC (“Lucid”) as its financial advisor as its structuring advisor in connection with the offering of the Notes.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. DEFINITIONS.

1.1. Defined Terms. The following capitalized terms used in this Agreement have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“2032 Convertible Notes” has the meaning set forth in Section 4.1.2.

“Affiliate(s)” means, with respect to any Person, such Person’s members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with said Person and their respective Affiliates. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Note represented by a global certificate, the rules and procedures of DTC that apply to such transfer or exchange.

“Base Indenture” means the base indenture between Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee, dated as of October 10, 2012.

“Base Prospectus” has the meaning set forth in Section 2.1.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of New York are permitted or required by any applicable law or executive order to close.

“Bylaws” means the Fourth Amended and Restated Bylaws of Company, as in effect on the Closing Date.

“Certificate of Incorporation” means the Certificate of Incorporation of Company, as in effect on the Closing Date.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” means March 24, 2026.

“Company” has the meaning set forth in the preamble hereto and shall include any successors to Company.

“Company’s Reports” means the Company’s annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed or furnished by the Company with the SEC under the Securities Act, Exchange Act, or the regulations thereunder, in each case since January 1, 2024.

“Disbursement” has the meaning set forth in Section 3.1.

“DTC” has the meaning set forth in Section 5.5.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation, and any and all warrants, options or other rights to purchase any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Global Notes” has the meaning set forth in Section 3.1.

“Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency (including the SEC) with jurisdiction over Company or a Subsidiary.

“Governmental Licenses” has the meaning set forth in Section 4.3.

“Indebtedness” means and includes: (i) all items arising from the borrowing of money that, according to GAAP as in effect from time to time, would be included in determining total liabilities as shown on the consolidated balance sheet of Company; and (ii) all obligations secured by any lien in property owned by Company or any Subsidiary whether or not such obligations shall have been assumed; provided, however, Indebtedness shall not include other indebtedness created, incurred or maintained in the ordinary course of Company’s business and consistent with customary practices and applicable laws and regulations, including the Investment Company Act.

“Indenture” means the Base Indenture, as supplemented by the Sixth Supplemental Indenture, as the same may be amended or supplemented from time to time in accordance with the terms thereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“LRFC Notes” means the 5.250% Notes due 2026 issued pursuant to the Fourth Supplemental Indenture, dated as of October 29, 2021, by and between Logan Ridge Finance Corporation (with the Company as successor) and the Trustee.

“Lucid” has the meaning set forth in the Recitals.

“Material Adverse Effect” means, with respect to any Person, any change or effect that (i) is or would be reasonably likely to be material and adverse to the financial condition, results of operations or business of such Person, or (ii) would materially impair the ability of such Person to perform its respective obligations under any of the Transaction Documents, or otherwise materially impede the consummation of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (1) changes in laws, rules or regulations of general applicability or interpretations thereof, including the Investment Company Act and the rules and regulations thereunder, by Governmental Agencies, (2) changes in GAAP or regulatory accounting requirements applicable to investment companies generally, (3) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not specifically related to Company or Purchasers, (4) direct effects of compliance with this Agreement on the operating performance of Company or Purchasers, including expenses incurred by Company or Purchasers in consummating the transactions contemplated by this Agreement, and (5) the effects of any action or omission taken by Company with the prior written consent of Purchasers, and vice versa, or as otherwise contemplated by this Agreement, the Indenture and the Notes.

“Note” means the 2029 Notes in the form attached as an exhibit to the Supplemental Indenture and each Note delivered in substitution or exchange for such Note.

“Notes Amount” has the meaning set forth in the Recitals.

“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Prospectus” has the meaning set forth in Section 2.1.

“Prospectus Supplement” has the meaning set forth in Section 2.1.

“Purchaser(s)” has the meaning set forth in the preamble.

“Rating Agency” means a “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) whose ratings for senior indebtedness of issuers similar to the Company are authorized for use with, and recognized by the Securities Valuation Office of the National Association of Insurance Commissioners.

“Registration Statement” has the meaning set forth in Section 2.1.

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in the Recitals.

“Sixth Supplemental Indenture” means the sixth supplemental indenture, dated as of the date hereof, by and between Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee, substantially in the form attached hereto as Exhibit A.

“Subsidiary” means, with respect to any Person, any corporation or entity in which a majority of the outstanding Equity Interest is directly or indirectly owned by such Person.

“Transaction Documents” has the meaning set forth in Section 3.2.1.1.

“Trustee” means the trustee or successor in accordance with the applicable provisions of the Indenture.

1.2. Interpretations. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Eastern Time unless otherwise specifically provided. All references to this Agreement, the Notes and the Indenture shall be deemed to be to such documents as amended, modified or restated from time to time. With respect to any reference in this Agreement to any defined term, (i) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (ii) if such defined term refers to a document, instrument or agreement, then it shall also include any amendment, replacement, extension or other modification thereof.

1.3. Exhibits Incorporated. All Exhibits attached are hereby incorporated into this Agreement.

2. DEBT.

2.1. Certain Terms. The offering and sale of the Notes hereunder are being made pursuant to an effective Registration Statement on Form N-2 (File No. 333-283443), filed with the SEC on February 5, 2025, and declared effective on February 10, 2025 (the “Registration Statement”), and the Prospectus therein, dated February 5, 2025, including all documents incorporated by reference therein (the “Base Prospectus”), as supplemented by the Prospectus Supplement, dated the date hereof (the “Prospectus Supplement”, together with the Base Prospectus, the “Prospectus”), that will be filed with the Commission on the date hereof. The Company proposes to issue and sell to the Purchasers, severally and not jointly, Notes, which will be issued pursuant to the Indenture, in an aggregate principal amount equal to the aggregate of the Notes Amount. Purchasers, severally and not jointly, each agree to purchase the Notes, which will be issued pursuant to the Indenture, from Company on the Closing Date, in accordance with the terms of, and subject to the conditions and provisions set forth in, this Agreement, the Indenture and the Notes. The Notes Amount shall be disbursed in accordance with Section 3.1.

2.2. The Closing. The execution and delivery of the Transaction Documents (the “Closing”) shall occur at the offices of Company at 10:00 a.m. (local time) on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree.

2.3. Use of Proceeds. Company shall use $40,000,000 of the net proceeds from the sale of Notes to repay $40,000,000 of the aggregate principal amount of its 5.250% Notes due 2026 (the “LRFC Notes”) and the remaining net proceeds to repay other indebtedness. Within 10 days following the Closing Date, the Company shall issue a notice of redemption of at least $40,000,000 in aggregate principal amount of the LRFC Notes under the indenture governing the LRFC Notes, which notice shall provide for a redemption of the LRFC Notes on the earliest date permitted under such indenture.

3. DISBURSEMENT.

3.1. Disbursement. On the Closing Date, assuming all of the terms and conditions set forth in Section 3.2 have been satisfied by Company and Company has executed and delivered to each of the Purchasers this Agreement and any other related documents in form and substance reasonably satisfactory to Purchasers, each Purchaser shall disburse in immediately available funds 100.00% of the Notes Amount, set forth on such Purchaser’s signature page to Company in exchange for an electronic securities entitlement through the facilities of DTC (defined below) in accordance with the Applicable Procedures in the Note with a principal amount equal to such Note Amount (the “Disbursement”). Company will deliver to the Trustee a global certificate representing the 2029 Notes issued to each Purchaser (each, a “Global Note” and, collectively, the “Global Notes”) registered in the name of Cede & Co., as nominee for DTC.

3.2. Conditions Precedent to Disbursement.

3.2.1. Conditions to the Purchasers’ Obligation. The obligation of each Purchaser to consummate the purchase of the Notes to be purchased by such Purchaser at Closing and to effect the Disbursement is subject to delivery by or at the direction of Company to such Purchaser (or, with respect to the Indenture, the Trustee) each of the following (or written waiver by such Purchaser prior to the Closing of such delivery):

3.2.1.1. Transaction Documents. This Agreement, the Indenture and the Global Notes (collectively, the “Transaction Documents”), each duly authorized and executed by Company, and delivery of written instruction to the Trustee (with respect to the Indenture), and the filing of the Prospectus Supplement with the SEC.

3.2.1.2. Authority Documents.

(a)	A copy, certified by the Secretary of Company, of the Certificate of Incorporation of Company, as amended;

(b)	A certificate of good standing of Company issued by the Secretary of State of the State of Delaware;

(c)	A copy, certified by the Secretary of Company, of the Bylaws, as amended, of Company;

(d)

A copy, certified by the Secretary of Company, of the resolutions of the board of directors (and any committee thereof) of Company authorizing the execution, delivery and performance of the Transaction Documents;

(e)

An incumbency certificate of the Secretary of Company certifying the names of the officer or officers of Company authorized to sign the Transaction Documents and the other documents provided for in this Agreement;

(f)	A certificate of a responsible officer of Company certifying that the representations and warranties of the Company in this Agreement shall be correct as of the date of the Closing;

(g)	The opinion of Dechert LLP, counsel to Company, dated as of the Closing Date, substantially in the form set forth at Exhibit C attached hereto addressed to the Purchasers; and

(h)

The Global Notes shall have received a rating from a credit rating agency currently registered as a “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act).

3.2.1.3. Other Requirements. Such other certificates, affidavits, schedules, resolutions, notes and/or other documents which are provided for hereunder or as a Purchaser may reasonably request.

3.2.2. Conditions to Company’s Obligation.

3.2.2.1. The obligation of Company to consummate the sale of the Notes and to effect the Closing is subject to: (i) with respect to a given Purchaser, delivery by or at the direction of such Purchaser to Company (or written waiver by Company prior to the Closing of such delivery) of this Agreement as duly authorized and executed by such Purchaser; (ii) with respect to a given Purchaser, Company’s receipt of 100.00% of the Notes Amount set forth on such Purchaser’s signature page; and (iii) Company’s receipt of the Indenture, duly authorized and executed by the Trustee.

4. REPRESENTATIONS AND WARRANTIES OF COMPANY.

Company hereby represents and warrants to each Purchaser as of the date hereof and as of the Closing as follows:

4.1. Organization and Authority.

4.1.1. Organization Matters of Company and Its Subsidiaries. Company is validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business and activities as presently conducted, to own its properties, and to perform its obligations as described in the Registration Statement and under Transaction Documents. Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect on Company.

4.1.2. Capital Stock and Related Matters. All of the outstanding capital stock of the Company has been duly authorized and validly issued and is fully paid and nonassessable. Except as disclosed in the Company’s Reports with respect to the Company’s 5.25% fixed-rate convertible notes due April 1, 2032 (the “2032 Convertible Notes”), there are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Company or obligating Company to grant, extend or enter into any such agreement or commitment to any Person.

4.2. No Impediment to Transactions.

4.2.1. Transaction is Legal and Authorized. The issuance of the Notes pursuant to the Indenture, the borrowing of the aggregate of the Notes Amount, the execution of the Transaction Documents and compliance by Company with all of the provisions of the Transaction Documents are within the corporate and other powers of Company.

4.2.2. Agreement and Indenture. This Agreement and the Indenture have been duly authorized, executed and delivered by Company, and, assuming due authorization, execution and delivery by the other parties thereto, including the Trustee for purposes of the Indenture, are the legal, valid and binding obligations of Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

4.2.3. Notes. The Notes have been duly authorized by Company and when executed by Company and completed and authenticated by the Trustee in accordance with, and in the form contemplated by, the Indenture and issued, delivered to and paid for as provided in this Agreement, will have been duly issued under the Indenture and will constitute legal, valid and binding obligations of Company, entitled to the benefits of the Indenture, and enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles. When executed and delivered, the Notes will be substantially in the form attached as an exhibit to the Sixth Supplemental Indenture.

4.2.4. No Defaults or Restrictions. Neither the execution and delivery of the Transaction Documents nor compliance with their respective terms and conditions will (whether with or without the giving of notice or lapse of time or both) (i) violate, conflict with or result in a breach of, or constitute a default under: (1) the Certificate of Incorporation or Bylaws of Company; (2) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any contract, agreement, indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, or any other agreement or instrument to which the Company is now a party or by which it or any of its properties may be bound or affected; (3) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency applicable to the Company; or (4) any statute, rule or regulation applicable to Company, except, in the case of items (2), (3) or (4), for such violations and conflicts that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on Company, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of Company. The Company is not in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or any other agreement or instrument to which Company, is a party or by which Company, or any of its properties may be bound or affected, except, in each case, only such defaults that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on Company.

4.2.5. Governmental Consent. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained by Company that have not been obtained, and no registrations or declarations are required to be filed by Company that have not been filed in connection with, or, in contemplation of, the execution and delivery of, and performance under, the Transaction Documents, except for applicable requirements, if any, of the Securities Act or the Exchange Act.

4.3. Possession of Licenses and Permits. Company possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business now operated by it, except where the failure to possess such Governmental Licenses would not, singularly or in the aggregate, have a Material Adverse Effect on Company; Company is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect on Company; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect on Company; and the Company has not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.

4.4. Financial Condition.

4.4.1. Company Financial Statements. The financial statements of Company included in Company’s Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company; (ii) fairly present in all material respects the results of operations, cash flows, changes in stockholders’ equity and financial position of Company and its consolidated Subsidiaries, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), as applicable; (iii) complied as to form, as of their respective dates of filing in all material respects with applicable SEC rules with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, (x) as indicated in such statements or in the notes thereto, (y) for any statement therein or omission therefrom that was corrected, amended, or supplemented or otherwise disclosed or updated in a subsequent Company’s Report, and (z) to the extent that any unaudited interim financial statements do not contain the footnotes required by GAAP, and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate. The books and records of Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Company does not have any material liability of any nature whatsoever (whether absolute, accrued, contingent (including any off-balance sheet obligations) or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Company contained in Company’s Reports for Company’s most recently completed quarterly or annual fiscal period, as applicable, and for liabilities incurred in the ordinary course of business consistent with past practice or in connection with this Agreement and the transactions contemplated hereby.

4.4.2. Absence of Default. Since the date of the latest audited financial statements included in Company’s Reports, no event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of Company the right to accelerate the maturity of any material Indebtedness of Company. Company is not in default under any agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could reasonably be expected to result in a Material Adverse Effect on Company.

4.4.3. Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, Company has capital sufficient to carry on its business and transactions and is solvent and able to pay its debts as they mature. No transfer of property is being made and no Indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Company.

4.5. No Material Adverse Change. Since the date of the latest audited financial statements included in Company’s Reports, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect on Company.

4.6. Legal Matters.

4.6.1. Compliance with Law. Company has complied with, and is not under investigation with respect to, and, to Company’s knowledge, has not been threatened to be charged with or given any notice of any material violation of any applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any Governmental Agency, having jurisdiction over the conduct of its business or the ownership of its properties, except where any such failure to comply or violation would not have a Material Adverse Effect on Company.

4.6.2. Pending Litigation. There are no actions, suits, proceedings or written agreements pending, or, to Company’s knowledge, threatened or proposed, against Company, at law or in equity or before or by any Governmental Agency that, either separately or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company or affect the issuance or payment of the Notes; and the Company is not a party to or named as subject to the provisions of any order, writ, injunction, or decree of, or any written agreement with, any Governmental Agency that, either separately or in the aggregate, will have a Material Adverse Effect on Company.

4.7. No Misstatement. None of the representations, warranties, covenants or agreements made in the Transaction Documents (including any exhibits or schedules thereto and any certificates delivered to the Purchasers in connection therewith) contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances when made or furnished to Purchasers, except for any statement therein or omission therefrom which was corrected, amended or supplemented or otherwise disclosed or updated in a subsequent exhibit, report, schedule or document prior to the date hereof. The Registration Statement, as of its most recent effective date and as of the Closing Date, and the Prospectus, as of the date thereof and the Closing Date, did not and do not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were or are made, not misleading.

4.8. Reporting Compliance. Company is subject to, and is in compliance in all material respects with, the reporting requirements of Section 13 and Section 15(d), as applicable, of the Exchange Act. The Company’s Reports at the time they were or hereafter are filed with the SEC, complied and will comply in all material respects with the requirements of the Exchange Act and did not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were or are made, not misleading.

4.9. Internal Control Over Financial Reporting. Company maintains systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of Company’s most recent audited fiscal year, (y) Company has no knowledge of (i) any material weakness in Company’s internal control over financial reporting (whether or not remediated) or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls and (z) there has been no change in Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Company’s internal control over financial reporting.

4.10. Disclosure Controls and Procedures. Company maintains an effective system of disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 of the Exchange Act), that (i) are designed to ensure that information required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that material information relating to Company is made known to Company’s principal executive officer and principal financial officer by others within Company to allow timely decisions regarding disclosure, and (ii) are effective in all material respects to perform the functions for which they were established. As of the date hereof, Company has no knowledge that would cause it to believe that the evaluation to be conducted of the effectiveness of Company’s disclosure controls and procedures for the most recently ended fiscal quarter period will result in a finding that such disclosure controls and procedures are ineffective in any material respect for such quarter ended. Based on the evaluation of Company’s disclosure controls and procedures described above, Company is not aware of any material weakness or significant deficiency in the design or operation in disclosure controls and procedures.

5. GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.

Company hereby further covenants and agrees with each Purchaser as follows:

5.1. Compliance with Transaction Documents. Company shall comply with, observe and timely perform each and every one of its covenants, agreements and obligations under the Transaction Documents.

5.2. Compliance with Laws.

5.2.1. Generally. Company shall comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of its business and the ownership of its properties, except, in each case, where such non-compliance would not reasonably be expected to have a Material Adverse Effect on Company.

5.2.2. Taxes. Company shall promptly pay and discharge all taxes, assessments and other governmental charges imposed upon Company or upon the income, profits, or property of Company. Notwithstanding the foregoing, the Company shall not be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and appropriate reserves therefor shall be maintained on the books of Company.

5.3. Absence of Control. It is the intent of the parties to this Agreement that in no event shall Purchasers, by reason of any of the Transaction Documents, be deemed to control, directly or indirectly, Company, and Purchasers shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Company.

5.4. Insurance. At its sole cost and expense, Company shall maintain bonds and insurance in such amounts as is prudent and customary in the businesses in which it is engaged. All such bonds and policies of insurance shall be with insurers of recognized financial responsibility against such losses and risks.

5.5. DTC Registration. Company shall cause the Notes to be registered in the name of Cede & Co. as nominee of The Depository Trust Company (“DTC”).

5.6. Credit Ratings. Company shall, for the period of time during which the Notes are outstanding, use its commercially reasonable efforts to maintain a credit rating of the Notes from at least one Rating Agency at all times.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASERS.

Each Purchaser hereby represents and warrants to Company, and covenants with Company, severally and not jointly, as follows:

6.1. Legal Power and Authority. The Purchaser has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

6.2. Authorization and Execution. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of such Purchaser, and, assuming due authorization, execution and delivery by the other parties thereto, this Agreement is a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

6.3. No Conflicts. Neither the execution, delivery or performance of the Transaction Documents nor the consummation of any of the transactions contemplated thereby will conflict with, violate, constitute a breach of or a default (whether with or without the giving of notice or lapse of time or both) under (i) the Purchaser’s organizational documents, (ii) any agreement to which the Purchaser is party, (iii) any law applicable to the Purchaser or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting the Purchaser.

6.4. Information. The Purchaser acknowledges that neither the Company nor any person representing the Company has made any representation to the Purchaser with respect to the Company or the offering and sale of the Notes other than the information contained in or incorporated by reference into the Prospectus. The Purchaser also acknowledges that it has received a copy of the Prospectus relating to the offering of the Notes and acknowledges that the Purchaser has had access to such financial and other information, and has been offered the opportunity to ask the Company questions and received answers thereto, as the Purchaser deemed necessary in connection with the decision to purchase the Notes. The Purchaser is relying only on the information contained in the Prospectus, or incorporated therein, in making its investment decision with respect to the Notes.

6.5. Investment Decision. The Purchaser has made its own investment decision based upon the Purchaser’s own judgment, due diligence and advice from such advisors as the Purchaser has deemed necessary and not upon any view expressed by any other person or entity, including Lucid (or, with respect to the Indenture, the Trustee). Neither such inquiries nor any other due diligence investigations conducted by the Purchaser or its advisors or representatives, if any, shall modify, amend or affect the Purchaser’s right to rely on Company’s representations and warranties contained herein. The Purchaser is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of Company, including without limitation Lucid (or, with respect to the Indenture, the Trustee), except for the express statements, representations and warranties of Company made or contained in this Agreement and the Prospectus. Furthermore, the Purchaser acknowledges that (i) Lucid has not performed any due diligence review on behalf of the Purchaser and (ii) nothing in this Agreement or any other materials presented by or on behalf of Company to the Purchaser in connection with the purchase of the Notes constitutes legal, tax or investment advice.

6.6. Financial Advisor and Structuring Advisor. The Purchaser will purchase the Note(s) directly from Company and not from Lucid and understands that neither Lucid nor any other broker or dealer has any obligation to make a market in the Notes.

6.7. Accuracy of Representations. The Purchaser understands that Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the transactions contemplated by this Agreement, and agrees that if any of the representations or acknowledgements made by the Purchaser are no longer accurate as of the Closing Date, or if any of the agreements made by the Purchaser are breached on or prior to the Closing Date, the Purchaser shall promptly notify the Company.

6.8. Representations and Warranties Generally. The representations and warranties of the Purchaser set forth in this Agreement are true and correct as of the date hereof and will be true and correct as of the Closing Date and as otherwise specifically provided herein. Any certificate signed by a duly authorized representative of the Purchaser and delivered to Company or to counsel for Company shall be deemed to be a representation and warranty by the Purchaser to Company as to the matters set forth therein.

7. MISCELLANEOUS.

7.1. Time of the Essence. Time is of the essence of this Agreement.

7.2. Waiver or Amendment. No waiver or amendment of any term, provision, condition, covenant or agreement herein shall be effective unless in writing and signed by all of the parties hereto. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity.

7.3. Severability. Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.

7.4. Notices. Any notice which any party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight commercial courier promising next business day delivery, addressed:

if to Company:	BCP Investment Corporation 650 Madison Avenue, 3rd Floor New York, New York 10022 Attention: Ted Goldthorpe

if to Purchasers:	To the address indicated on Appendix A hereto.

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice; provided that no change in address shall be effective until five (5) Business Days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, three (3) Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier (provided next business day delivery was requested).

7.5. Successors and Assigns. This Agreement and all of the provisions will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; except that, unless a Purchaser consents in writing, no assignment made by Company in violation of this Agreement shall be effective or confer any rights on any purported assignee of Company. The term “successors and assigns” will not include a purchaser of any of the Notes from any Purchaser merely because of such purchase.

7.6. No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of a Purchaser, shall be deemed to make a Purchaser a partner or joint venturer with Company.

7.7. Documentation. All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to a Purchaser shall be in form and substance satisfactory to such Purchaser.

7.8. Entire Agreement. This Agreement, the Indenture and the Notes, along with the exhibits thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto. No party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement, the Indenture or the Notes.

7.9. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its laws or principles of conflict of laws. Nothing herein shall be deemed to limit any rights, powers or privileges which a Purchaser may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by a Purchaser which is lawful pursuant to, or which is permitted by, any of the foregoing.

7.10. No Third Party Beneficiary. This Agreement is made for the sole benefit of Company and the Purchasers, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.

7.11. Legal Tender of United States. All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

7.12. Captions; Counterparts. Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

7.13. Knowledge; Discretion. All references herein to a Purchaser’s or Company’s knowledge shall be deemed to mean the knowledge of such party based on the actual knowledge of such party’s Chief Executive Officer, Chief Operating/Investment Officer, and Chief Financial Officer or such other persons holding equivalent offices. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by a Purchaser, to the making of a determination or designation by a Purchaser, to the application of a Purchaser’s discretion or opinion, to the granting or withholding of a Purchaser’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to a Purchaser, or otherwise involving the decision making of a Purchaser, shall be deemed to mean that such Purchaser shall decide using the reasonable discretion or judgment of a prudent lender.

7.14. Waiver Of Right To Jury Trial. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH ANY OF THE TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF COMPANY OR PURCHASERS. THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF THEIR OWN FREE WILL. THE PARTIES FURTHER ACKNOWLEDGE THAT (I) THEY HAVE READ AND UNDERSTAND THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (II) THIS WAIVER HAS BEEN REVIEWED BY THE PARTIES AND THEIR COUNSEL AND IS A MATERIAL INDUCEMENT FOR ENTRY INTO THIS AGREEMENT AND (III) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

7.15. Expenses. Company hereby agrees to reimburse each Purchaser for its out-of-pocket expenses incurred in connection with the transactions contemplated hereby, including all expenses incurred in connection with its due diligence examination of the Company, the preparation and negotiation of the Transaction Documents, including the reasonable fees and expenses of special counsel to Lucid in an amount not to exceed $50,000.

7.16. Survival. Each of the representations and warranties set forth in this Agreement shall survive the consummation of the transactions contemplated hereby for a period of one year after the date hereof. Except as otherwise provided herein, all covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative.

[Signature Pages Follow]

IN WITNESS WHEREOF, Company has caused this Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

COMPANY:

BCP INVESTMENT CORPORATION

By:	/s/ Brandon Satoren
Name: Brandon Satoren
Title: Chief Financial Officer, Secretary and Treasurer

[Company Signature Page to Note Purchase Agreement]

IN WITNESS WHEREOF, each Purchaser has caused this Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

PURCHASER:

Holbrook Holdings, Inc.

On behalf of the applicable Purchaser(s) listed on Appendix A hereto

By:	/s/ Scott Carmack
Name: Scott Carmack
Title: CEO

[Purchaser Signature Page to Note Purchase Agreement]

Appendix A

Address: 3225 Cumberland Blvd SE Suite 100, Atlanta, GA 30339

[Redacted]

A-1